EXHIBIT 99.1

Hanif Jamal Chief Financial Officer Tel: 760-931-5500 Email: investors@dothill.com	Kirsten Garvin Director of Investor Relations Tel: 760-476-3811 Email: kirsten.garvin@dothill.com
Dot Hill Expected to Exceed Guidance for First Quarter of 2007
CARLSBAD, Calif.— April 11, 2007 — Dot Hill Systems Corp. (NASDAQ:HILL) announced today that it expects to report revenue results for the quarter ended March 31, 2007 to be above the guidance provided by the company in February of this year.
Based upon preliminary results, the company expects to report revenue for the first quarter of 2007 to be in the range of $53 to $54 million, and a loss per share in the range of $0.13 to $0.15 on a fully diluted basis. Cash and cash equivalents are expected to be approximately $96 million. These figures exceed the previous guidance set on February 22, 2007 for revenue in the range of $46 to $49 million, and a loss per share in the range of $0.20 to $0.23 on a fully diluted basis. The company attributes the expected results largely due to higher than anticipated revenue and margin contribution from its largest OEM customer.
Dot Hill is still completing its review of its first quarter 2007 financial results which includes an analysis of the impairment of goodwill. The company will release final results on its regularly scheduled conference call which will take place on May 3rd, 2007.
About Dot Hill
Delivering innovative technology and global support, Dot Hill empowers the OEM community to bring unique storage solutions to market, quickly, easily and cost-effectively. Offering high performance and industry-leading uptime, Dot Hill’s RAID technology is the foundation for best-in-class storage solutions offering enterprise-class security, availability and data protection. The company’s products are in use today by the world’s leading service and equipment providers, common carriers, advanced technology and telecommunications companies as well as government agencies. Dot Hill solutions are certified to meet rigorous industry standards and military specifications, as well as RoHS and WEEE international environmental standards. Headquartered in Carlsbad, Calif., Dot Hill has offices and/or representatives in China, Germany, Japan, Netherlands, United Kingdom and the United States. For more information, visit us at http://www.dothill.com.
Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding Dot Hill’s expected revenue, loss per share and cash and cash equivalents for the first quarter of 2007. The risks that contribute to the uncertain nature of the forward-looking statements include, among other things, the risk that the final financial results for the first quarter of 2007 may be different from the expected financial results reported in this press release and the additional risks set forth in the form 10-K most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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